Exhibit 14.1

CODE OF ETHICS

Chief Executive Officer/Chief Financial Officer

For the Chief Executive Officer and the Chief Financial Officer, adherence to a Code of Ethics is anticipated not only for themselves, but, also, of all the members of the Bay Banks of Virginia, Inc. (the “Company”) family. To this end, the Chief Executive Officer and the Chief Financial Officer will:

•	Act with honesty and integrity in their professional and personal life, including avoiding conflicts of interest in professional and personal relationships.
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Actively participate in the financial and accounting activities of the Company to ensure accurate, complete, relevant, timely and understandable disclosure in reports the Company files with, or submits to Stockholders and regulatory and governmental bodies.

•	Manage diligently to ensure compliance with applicable governmental laws, rules and regulations.
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Create readily available and confidential lines of communication to promote prompt internal reporting to the appropriate person or persons of violations of this Code. Further, that the reporting of violations will come with no recrimination or prejudice as to the full and complete resolution of the reported incident.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.
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Adhere to ethical standards to remain fully aware that the positions of Chief Executive Officer and Chief Financial Officer are accountable for adherence to this Code and for the continued trust that the Stockholders, Directors, Officers and Employees enjoy in this Company.

/s/ Randal R. Greene
Randal R. Greene
President and Chief Executive Officer
Bay Banks of Virginia, Inc.

/s/ Judy C. Gavant
Judy C. Gavant
Executive Vice President and Chief Financial Officer
Bay Banks of Virginia, Inc.